                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[ ] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                               XEROX CORPORATION
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                              THE DOCUMENT COMPANY
                               XEROX (Registered)

Xerox Corporation
800 Long Ridge Road
P.O. Box 1600
Stamford, Connecticut 06904



July x, 2002


Dear Shareholders:


You are cordially invited to attend the Annual Meeting of Shareholders of Xerox Corporation to be held Monday September 9, 2002 at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut. As you know it was delayed in order to give us time to comply with the terms of a settlement we reached with the Securities and Exchange Commission in April. As part of the settlement we agreed to restate our results delaying the issuance of our 2001 Annual Report. Your Board of Directors and Management look forward to greeting in person those shareholders able to attend.


At the Annual Meeting you will be asked to vote upon the election of eight Directors, to elect PricewaterhouseCoopers LLP as auditors for 2002 and to approve an increase in the authorized shares of Common Stock of the Company. The Board of Directors unanimously recommends that you vote in favor of each of these proposals.


Three of our current directors will not be standing for reelection for the coming year. We are deeply grateful for their many contributions to our Company. Dr. Martha R. Seger, who having attained her 70th birthday since the last annual meeting, is retiring from the Board under the Board's retirement policy. Dr. Seger has served 11 years as a member of your Board of Directors. Thomas C. Theobald, after nearly two decades of service on your Board is also leaving. Due to an increase in the time and travel commitments that his other responsibilities require, George J. Mitchell is not standing for reelection.


It is important that your shares be represented and voted at the Annual Meeting, regardless of whether or not you plan to attend in person. You are therefore urged to vote your shares using one of the methods described in the following pages. Voting instructions are set forth in the accompanying voting instruction and proxy card.



For the Board of Directors,



/s/ Anne M. Mulcahy
Anne M. Mulcahy
Chairman and Chief Executive Officer

Notice of Annual Shareholders' Meeting



Date and Time:        Monday, September 9, 2002 at 10:00 a.m.

Location:             Sheraton Stamford Hotel
                      2701 Summer Street
                      Stamford, Connecticut

Purpose:              Election of 8 Directors
                      Election of PricewaterhouseCoopers LLP as independent auditors for the year 2002
                      Approve an increase in the authorized shares of Common Stock

Record Date:          July 15, 2002--You are eligible to vote if you were a shareholder of record on this date.

Proxy Voting:         (1) Telephone
                      (2) Internet
                      (3) Proxy
                      Please review the accompanying proxy card for voting instructions.

Importance of Vote:   Whether or not you plan to attend, please submit a proxy as soon as possible to insure that your shares are represented.

By order of the Board of Directors,



/s/ Leslie F. Varon
Leslie F. Varon
Secretary


July x, 2002

                               TABLE OF CONTENTS


GENERAL ........................................................................   3
 The Meeting ...................................................................   3
 Shares Entitled to Vote .......................................................   3
 Proxy Voting and Quorum .......................................................   3
 Choices in Voting .............................................................   3
 ESOP Voting Instruction .......................................................   3
 Required Vote .................................................................   4
PROPOSAL 1 -- ELECTION OF DIRECTORS ............................................   4
 Committee Functions, Membership and Meetings ..................................   4
   Audit Committee .............................................................   4
   Nominating Committee ........................................................   5
   Executive Compensation and Benefits Committee ...............................   5
   Finance Committee ...........................................................   5
   Executive Committee .........................................................   5
 Attendance and Compensation of Directors ......................................   6
   Attendance ..................................................................   6
 Summary of Director Annual Compensation .......................................   6
 Terms Used in Biographies .....................................................   6
 Biographies ...................................................................   7
 Ownership of Company Securities ...............................................  10
 Executive Compensation ........................................................  12
   Report of the Executive Compensation and Benefits Committee of the Board ....  12
   Summary Compensation Table ..................................................  16
   Option Grants ...............................................................  17
   Option Exercises/Year-End Values ............................................  18
   Retirement Plans ............................................................  19
 Certain Transactions ..........................................................  20
 Litigation ....................................................................  22
 Ten-Year Performance Comparison ...............................................  24
 Directors and Officers Liability Insurance and Indemnity ......................  25
 Section 16(a) Beneficial Ownership Reporting Compliance .......................  25
PROPOSAL 2 -- ELECTION OF INDEPENDENT AUDITORS .................................  25
 Fees Billed by PricewaterhouseCoopers LLP .....................................  25
 Change in the Company's Certifying Accountant .................................  26
 Audit Committee Report ........................................................  27
PROPOSAL 3 -- SHAREHOLDER APPROVAL OF INCREASE IN AUTHORIZED SHARES OF
 COMMON STOCK OF THE COMPANY ...................................................  28
OTHER MATTERS ..................................................................  29
 Other Actions at Meeting ......................................................  29
 Information about this Solicitation of Proxies ................................  29
 Confidential Voting ...........................................................  29
 Multiple Shareholders Having the Same Address .................................  29
 Availability of Additional Information ........................................  30
REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS
 AND OTHER BUSINESS ............................................................  30
 Shareholder Proposals for 2003 Meeting ........................................  30
 Recommendations to Nominating Committee of Director Candidates ................  30

                                PROXY STATEMENT


GENERAL


The Meeting

The Board of Directors of Xerox Corporation (Xerox, the Company, we or us) is requesting your proxy for the Annual Meeting of Shareholders on September 9, 2002 beginning at 10:00 a.m., and any adjournments thereof. The meeting will be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut.


Shares Entitled to Vote

Holders of record of the Company's Common Stock, par value $1 per share (Common Stock) and Series B Convertible Preferred Stock (Preferred Stock) as of the close of business on July 15, 2002 are entitled to vote. On that date there were xxx,xxx,xxx shares of Common Stock and x,xxx,xxx shares of Preferred Stock outstanding. At the meeting each share of Common Stock is entitled to one vote on each proposal and each share of Preferred Stock is entitled to six votes on each proposal.


Proxy Voting and Quorum

Shareholders of record may vote their proxies by telephone, internet or mail. By using your proxy to vote in one of these ways, you authorize the three directors whose names are listed on the front of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum.


If you attend the meeting, you may of course vote by ballot. But if you are not present, your shares can be voted only when represented by a properly submitted proxy.


You may revoke or change your proxy at any time before it is exercised, either in writing to the Secretary of the Company, or through the internet or by telephone voting.

Choices in Voting


You have several choices in completing your voting.


o You may vote on each proposal, in which case your shares will be voted in accordance with your choices.


o In voting on directors, you can either vote FOR all the directors or withhold your vote on all or certain of the directors.


o You may indicate a preference to abstain on any other proposal, in which case no vote will be recorded.


o You may submit a proxy without indicating your voting preferences, in which case the proxies will vote your shares:


    --  for election of the directors nominated by the Board of Directors,


    -- for election of PricewaterhouseCoopers LLP as the Company's independent auditors for the year 2002, and


    -- for approval of an increase in the authorized shares of Common Stock of the Company.


ESOP Voting Instruction


Participants in the Company's Employee Stock Ownership Plan can instruct State Street Bank and Trust Company as Trustee of the Plan by telephone, internet or mail how to vote. No matter which method is used, the instructions are confidential and will not be disclosed to the Company. By using the voting instruction in one of these ways, you instruct the Trustee to vote the shares allocated to your Stock Account. You also authorize the Trustee to vote a proportion of the shares held in the ESOP Trust which have not yet been allocated, as well as shares for which no instructions have been received.

Required Vote

A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the votes cast is required to approve the election of PricewaterhouseCoopers LLP (PWC) as independent auditors for the year 2002. Approval of an increase in the authorized shares of Common Stock requires a vote "for" by the holders of a majority of all shares of Common Stock and Series B Convertible Preferred Stock outstanding on July 15, 2002.

Under the law of New York, the Company's state of incorporation, only votes cast "for" the election of directors or those cast "for" or "against" any other proposal will be counted in determining whether a nominee for director has been elected or whether PWC has been elected. Abstentions, broker non-votes and votes withheld are not treated as votes cast at the meeting for such purpose. Since approval of the proposal to increase the authorized shares requires a vote of the holders of a majority of the outstanding shares, both a "negative" vote and an abstention or non-vote have the affect of being votes against the proposal.


PROPOSAL 1 -- ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been elected and shall have qualified. The eight persons whose biographies appear on pages 7 through 9 have been proposed by the Board of Directors based on a recommendation by the Nominating Committee of the Board of Directors, none of whose members is an officer of the Company.

Six of the eight nominees are neither employees nor former employees of Xerox, its subsidiaries or associated companies. These Board members bring to us valuable experience from a variety of fields.

If for any reason, which the Board of Directors does not expect, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute proposed by the Board of Directors.

Committee Functions, Membership and Meetings

Our Board of Directors has several standing committees: the Audit, Nominating, Executive Compensation and Benefits, Finance and Executive Committees. Here is a description of each Committee, the number of meetings held during 2001 and its membership during 2001:

Audit Committee (13 meetings)

Responsibility:

o annually recommend to the Board for its nomination, for submission to the shareholders for their election, a firm of independent certified public accountants (Auditor);

o   review periodically the independence of the Auditor;

o   review the annual fees of the Auditor;

o review the annual audited consolidated financial statements, changes in accounting policies, financial reporting practices and significant reporting issues and judgments made in connection with the preparation of such audited consolidated financial statements;

o review with the Auditor the matters required to be discussed by relevant guidance in the AICPA Statements on Auditing Standards relating to communications with audit committees;

o review the comments and recommendations contained in the Auditor's and Director of Internal Audit's annual summary audit management reports and executive management's responses to those reports;

o review with the management, Auditor and Director of Internal Audit the adequacy of internal controls that could significantly affect the Company's consolidated financial statements;

o make a recommendation to the Board with respect to the audited consolidated financial statements to be included in the Company's Annual Report to Shareholders and the Form 10-K to be filed with the Securities and Exchange Commission;

o examine and make recommendations, if any, with respect to the plans for and the results of the annual audit conducted by the Auditor and the Director of Internal Audit;

o discuss with management and the Auditor the Company's quarterly financial results prior to the release of earnings and/or the filing of the Company's quarterly report on Form 10-Q; and


o review at least annually with the Company's Ethics Compliance Officer the status and results of the annual ethics compliance program.


A Report of the Audit Committee appears below on Page xx under "Report of the Audit Committee."


Members: Antonia Ax:son Johnson, Hilmar Kopper, N. J. Nicholas, Jr., John E. Pepper, Martha R. Seger and Thomas C. Theobald, all non-employee directors.


Chairman: Mr. Theobald


All of the members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange, Inc.


Nominating Committee (one meeting)


Responsibility: recommends to the Board of Directors nominees for election as directors of the Company. The Committee considers the performance of incumbent directors in determining whether to recommend their nomination.


Members: Vernon E. Jordan, Jr., Hilmar Kopper, Ralph S. Larsen and George J. Mitchell


Chairman: Mr. Jordan


Executive Compensation and Benefits Committee (seven meetings)


Responsibility:


o recommends to the Board of Directors the remuneration arrangements for senior management of the Company, including the adoption of compensation plans in which senior management is eligible to participate and the granting of benefits under any such plans; and


o consults with the Chief Executive Officer and advises the Board with respect to senior management succession planning.


Members: Antonia Ax:son Johnson, Ralph S. Larsen, John E. Pepper and Thomas C. Theobald, all non-employee directors.


Chairman: Mr. Larsen


Finance Committee (four meetings)


Responsibility:


o oversees the investment management of the Company's employee savings and retirement plans; and


o reviews the Company's asset mix, capital structure and strategies, financing strategies, insurance coverage and dividend policy.


Members: Vernon E. Jordan, Jr., George J. Mitchell, N. J. Nicholas, Jr. and Martha R. Seger, all non-employee directors.


Chairman: Mr. Nicholas


Executive Committee (one meeting)














The Executive Committee has all the authority of the Board of Directors, except with respect to certain matters that by statute may not be delegated by the Board of Directors. The committee acts only in the intervals between meetings of the full Board of Directors. It acts usually in those cases where it is not feasible to convene a special meeting or where the agenda is the technical completion of undertakings already approved in principle by the full Board.


Members: Paul A. Allaire, Vernon E. Jordan, Jr., Ralph S. Larsen and Anne M. Mulcahy.


Chairman: Mr. Allaire

Attendance and Compensation of Directors

Attendance: 17 meetings of the Board of Directors and 26 meetings of the Board committees were held in 2001. All incumbent directors other than Hilmar Kopper and John E. Pepper attended at least 75 percent of the total number of meetings of the Board of Directors and Board committees on which they served.

We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Summary of Director Annual Compensation

The compensation of directors during 2001 was as follows:


Cash .......................   $40,000
Committee Meetings .........   $1,500 (for each meeting attended which is not held in connection with a regular
                               Board meeting)
Commitment of Time
 Outside Meetings ..........   $1,500 per activity*
Committee Chairmen .........   $10,000 (per year for non-employee Chairmen of Board Committees)
Restricted Stock ...........   $25,000 (number of shares based upon market value at time fee is payable-quarterly)
Options ....................   5,000 options
Expenses ...................   Out-of-pocket expenses in connection with service

* Applies only to commitment of a significant amount of time on substantive matters including informal meetings of the Board or a Committee on days when there is no formal meeting of the Board or such Committee. Payment of such fees are subject to prior approval by the Chairman of the Executive Compensation and Benefits Committee except in the case of the Chairman of such Committee which must be approved by a majority of the members of such Committee.

Eligibility: Directors who are our employees receive no compensation for service as a director. Directors who are employees of subsidiary companies are not eligible to receive stock option awards.

Options: Issued at the fair market value on date of grant (generally on the date of the annual meeting of shareholders). The options vest over a three year period. Upon the occurrence of a change in control, as defined, all outstanding options become exercisable.

Restricted Stock: The number of shares issued is based on the market value at the time the fee is payable, which is in quarterly installments. The shares held by directors under this Plan are included in the Xerox securities owned shown in the biographies of the directors beginning on page 7. The shares may not be sold or transferred except upon death, retirement, disability, change in control or termination as a director with the consent of the majority of the Board.

Terms Used in Biographies

To help you consider the nominees, we use a biographical format that provides a ready reference on their backgrounds. Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.

Xerox securities owned means the Company's Common Stock, including restricted shares of Common Stock issued under the Restricted Stock Plan For Directors and Series B Convertible Preferred Stock. Series B shares are owned through the individual's account in the Xerox Employee Stock Ownership Plan. None of the nominees owns any of the Company's other securities.

Options/Rights is the number of the Company's shares of Common Stock subject to stock options and incentive stock rights held by a nominee.

Immediate family means the spouse, the minor children and any relatives sharing the same home as the nominee.

Unless otherwise noted, all Xerox securities held are owned beneficially by the nominee. This means he or she has or shares voting power and/or investment power with respect to the securities, even though another name -- that of a broker, for example -- appears in the Company's records. All ownership figures are as of May 31, 2002.

For information on compensation for officers, see the compensation section starting on page 12.

                      Antonia Ax:son Johnson
[GRAPHIC OMITTED]

                      Age: 58   Director since: 1996

                      Xerox securities owned: 8,394 common shares and an indirect interest in approximately 15,484 common shares through the Deferred Compensation Plan

                      Options/Rights: 30,000 common shares


                      Occupation: Chairman, Axel Johnson Group

                      Education: BA, MA, University of Stockholm, Sweden

                      Other Directorships: Axel Johnson AB; Axel Johnson Inc.; Axel Johnson International; \AhlensAB; Axfood AB; Nordstjernan AB; NCC AB; Axel and Margaret Ax:son Johnson Foundation


Other Background: In 1971 joined the Axel Johnson Group; became primary stockholder in 1975 and Owner and Chairman in 1982. Chairman of the City Mission of Stockholm. Board Member, Royal Swedish Academy of Engineering Sciences and The World Childhood Foundation. Member of the Audit and Executive Compensation and Benefits Committees of Xerox.


                      Vernon E. Jordan, Jr.
[GRAPHIC OMITTED]     Age: 66   Director since: 1974

                      Xerox securities owned: 34,709 common shares and an indirect interest in approximately 6,809 common shares through the Deferred Compensation Plan

                      Options/Rights: 30,000 common shares


                      Occupation: Senior Managing Director, Lazard Freres & Co. LLC; Of Counsel, Akin, Gump, Strauss, Hauer & Feld, LLP

                      Education: BA, DePauw University; JD, Howard University Law School

                      Other Directorships: America Online Latin America, Inc.; American Express Company; Asbury Automotive Group, Callaway Golf Company; Clear Channel Communications, Inc.; Dow Jones & Co., Inc.; Howard University; J.C. Penney Company, Inc.; Revlon Group; Sara Lee Corporation; Shinsei Bank, Ltd (Senior Advisor) and LBJ Foundation.


Other Background: Joined Lazard Freres & Co. LLC in January 2000. Became a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld in 1982, following ten years as President of the National Urban League, Inc. Member of the Bar of Arkansas, Georgia and the District of Columbia as well as the U.S. Supreme Court Bar. Co-Chair of the Ad Council's Advisory Committee on Public Issues. Member of the Council on Foreign Relations, The American Law Institute, the American Bar Association, the National Bar Association and the Bilderberg Meetings. Member of the International Advisory Board of DaimlerChrysler; Fuji Bank and Barrick Gold. Former Member of the National Advisory Commission on Selective Service, the American Revolution Bicentennial Commission, the Presidential Clemency Board, the Advisory Council on Social Security, the Secretary of State's Advisory Committee on South Africa, the President's Advisory Committee of the Points of Light Foundation and the Council of the White House Conference "To Fulfill These Rights." Chairman of the Nominating Committee and member of the Executive and Finance Committees of Xerox.

                      Yotaro Kobayashi
[GRAPHIC OMITTED]

                      Age: 69    Director since: 1987

                      Xerox securities owned: 40,203 common shares

                      Options/Rights: 21,700 common shares

                      Occupation: Chairman of the Board, Fuji Xerox Co., Ltd.

                      Education: BA, Keio University; MBA, Wharton Graduate School, University of Pennsylvania

                      Other Directorships: Fuji Xerox Co., Ltd.; Callaway Golf Company; Nippon Telegraph and Telephone Corporation; and American Productivity & Quality Center.

Other Background: Joined Fuji Photo Film Co., Ltd. in 1958 and was assigned to Fuji Xerox Co., Ltd. in 1963. Named President and Chief Executive Officer in 1978, Chairman and Chief Executive Officer in 1992 and Chairman of the Board in 1999. Chairman, Keizai Doyukai (Japan Association of Corporate Executives), Pacific Asia Chairman of the Trilateral Commission and Chairman of the Aspen Institute Japan. Member, the International Council of JP Morgan; the International Advisory Board of Booz Allen & Hamilton Inc.; the International Advisory Board of the Council on Foreign Relations; International Advisory Panel member for Singapore Technologies; the Advisory Council of the Institute for International Studies, Stanford University; the Board of Trustees, University of Pennsylvania and Keio University.





                      Hilmar Kopper
[GRAPHIC OMITTED]     Age: 67    Director since: 1991

                      Xerox securities owned: 27,786 common shares

                      Options/Rights: 25,050 common shares

                      Occupation: Former Chairman of the Supervisory Board, Deutsche BankAG


                      Education: High school diploma

                      Other Directorships: Akzo Nobel NV; DaimlerChrysler AG; Solvay SA; Unilever NV

Other Background: Apprenticeship with Rheinisch-Westfalischen Bank AG in Cologne, 1954. Management trainee at J. Henry Schroder Banking Corporation, New York. Foreign Department, Deutsche Bank's Central Office in Dusseldorf and Manager, Leverkusen branch, 1969. Appointed to the Board of Managing Directors of Deutsche Bank subsidiary European Asian Bank AG in Hamburg, 1972. Executive Vice President, Deutsche Bank AG, 1975; and Member of the Board of Managing Directors, Deutsche Bank AG, 1977. Spokesman of the Board of Managing Directors, December 1989 to May 1997. Member of the Audit and Nominating Committees of Xerox.

                      Ralph S. Larsen
[GRAPHIC OMITTED]     Age: 63   Director since: 1990

                      Xerox securities owned: 28,379 common shares and an indirect interest in approximately 35,505 common shares through the Deferred Compensation Plan

                      Options/Rights: 30,000 common shares

                      Occupation: Former Chairman and Chief Executive Officer, Johnson & Johnson

                      Education: BBA, Hofstra University

                      Other Directorships: Johnson & Johnson; AT&T Wireless

Other Background: Joined Johnson & Johnson in 1962, was named Vice President of Marketing, McNeil Consumer Products Company in 1980. President of Becton Dickinson's Consumer Products Division, 1981 to 1983. Returned to Johnson & Johnson as President of its Chicopee subsidiary in 1983. Named a company Group Chairman in 1986, and Chairman of the Board and Chief Executive Officer in 1989. Retired in 2002. Former Chairman and a member of the Executive Committee of The Business Council and member of the Policy Committee of The Business Roundtable. Fellow, American Academy of Arts and Sciences. Served two years in the U.S. Navy. Chairman of the Executive Compensation and Benefits Committee and member of the Executive and Nominating Committees of Xerox.

                      Anne M. Mulcahy
[GRAPHIC OMITTED]
                      Age: 49   Director since: 2000

                      Xerox securities owned: 291,012 common shares; 631 Series B Convertible Preferred shares and an indirect interest in approximately 36,298 shares through the Deferred Compensation Plan

                      Options/Rights: 3,681,448 common shares

                      Occupation: Chairman and Chief Executive Officer, Xerox Corporation

                      Education: BA, Marymount College

                      Other Directorships: Target Corporation; Axel Johnson Inc.; Catalyst; Fannie Mae; Fuji Xerox Company, Ltd.

Other Background: Joined Xerox in 1976 as a sales representative and held various sales and senior management positions. Named Vice President for Human Resources in 1992; Senior Vice President in 1998; and Executive Vice President in 1999. Elected President and Chief Operating Officer in May 2000, Chief Executive Officer in August 2001 and assumed the additional role of Chairman on January 1, 2002. Member of The Business Council. Chairman of the Executive Committee of Xerox.

                      N. J. Nicholas, Jr.
[GRAPHIC OMITTED]     Age: 62   Director since: 1987

                      Xerox securities owned: 26,390 common shares and an indirect interest in approximately 37,135 common shares through the Deferred Compensation Plan

                      Options/Rights: 30,000 common shares

                      Occupation: Investor

                      Education: BA, Princeton University; MBA, Harvard University Graduate School of Business Administration

                      Other Directorships: Boston Scientific Corporation; priceline.com, Incorporated; DB CapitalPartners

Other Background: President and Co-Chief Executive Officer, Time-Warner Inc., 1990 to 1992. Former member of the President's Advisory Committee on Trade Policy and Negotiations and the President's Commission on Environmental Quality. Chairman of the Advisory Board of Columbia University Graduate School of Journalism, Chairman of the Board of Trustees of Environmental Defense and a member of the Council on Foreign Relations. Chairman of the Finance Committee and member of the Audit Committee of Xerox.


                      John E. Pepper
[GRAPHIC OMITTED]     Age: 63   Director since: 1990

                      Xerox securities owned: 66,929 common shares and an indirect interest in approximately 5,915 common shares through the Deferred Compensation Plan: immediate family owns 21,000 shares

                      Options/Rights: 30,000 common shares

                      Occupation: Chairman of the Executive Committee, The Procter & Gamble Company

                      Education: BA, Yale University

                      Other Directorships: Motorola, Inc.; The Procter & Gamble Company

Other Background: Joined Procter & Gamble in 1963. Named Executive Vice President and elected to the Board of Directors in 1984, named President in 1986, Chairman and Chief Executive in 1995, Chairman in 1999, retired as an active employee in September 1999, and re-elected Chairman of the Board in June 2000. Co-Chair, Development Campaign and Member, Executive Committee, National Underground Railroad Freedom Center. Senior Fellow, Yale Corporation. Trustee, Christ Church Endowment Fund. Member of Executive Committee, Cincinnati Youth Collaborative. Member, American Society of Corporate Executives and Partnership for Drug Free America. Served three years in the U.S. Navy. Member of the Audit and Executive Compensation and Benefits Committees of Xerox.

Ownership of Company Securities

We do not know of any person who, or group which, owns beneficially more than 5% of any class of the Company's equity securities as of December 31, 2001, except as set forth below(1).



--------------------------------------------------------------------------------------------------------------------
                                                                                    Amount
                                                                                 Beneficially           Percent
    Title of Class              Name and Address of Beneficial Owner            Owned of Class          of Class
--------------------------------------------------------------------------------------------------------------------
Series B Convertible     State Street Bank and Trust Company, as Trustee           7,729,617               100%
 Preferred Stock(2)      225 Franklin Street
                         Boston, MA 02110(3)

Common Stock             State Street Bank and Trust Company, as Trustee          93,614,897(4)           12.2%(5)
                         under other plans and accounts
                         225 Franklin Street
                         Boston, MA 02110

Common Stock             Brandes Investment Partners, L.P.                        76,001,506(6)           10.6%
                         11988 El Camino Real, Suite 500
                         San Diego, CA 92130

Common Stock             Dodge & Cox                                              71,899,723(7)           10.0%
                         One Sansome Street, 35th Floor
                         San Francisco, CA 94104
--------------------------------------------------------------------------------------------------------------------

(1) The words "group" and "beneficial" are as defined in regulations issued by the Securities and Exchange Commission (SEC). Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the Form 13G filed by the named entity with the SEC.

(2) These shares have equal voting rights with the Common Stock except that each share of Preferred Stock has six votes per share.

(3) Held as Trustee under the Xerox Employee Stock Ownership Plan. Each participant may direct the Trustee as to the manner in which shares allocated to his or her account shall be voted. The Trust Agreement provides that the Trustee shall vote any shares allocated to participants' accounts as to which it has not received voting instructions in the same proportions as shares in participants' accounts as to which voting instructions are received. Shares which have not been allocated are voted in the same proportion. The power to dispose of shares is governed by the terms of the Plan and elections made by participants.

(4) Within this total as to certain of the shares, State Street Bank and Trust Company has sole voting power for 12,978,872 shares, shared voting power for 78,674,296 shares, sole dispositive power for 15,076,657 shares and shared dispositive power for 78,538,240 shares.

(5) Percentage based upon assumption that all Series B Convertible Preferred Stock were converted into 46,377,702 shares of Common Stock.

(6) Brandes Investment Partners, L.P. and its affiliate companies and partners own these shares in aggregate and have shared voting power for 61,946,980 and shared dispositive power for 76,001,506.

(7) Information is as of February 28, 2002. Within the total reported, as to certain of the shares, Dodge & Cox has sole voting power for 67,725,423 shares, shared voting power for 695,700 shares, sole dispositive power for 71,899,723 shares and no shared dispositive power for any of the shares.


Shares of Common Stock and Series B Convertible Preferred Stock (converted to Common Stock at a ratio of six to one) of the Company owned beneficially by its directors and nominees for director, each of the current executive officers named in the Summary Compensation Table below and directors and all current officers as a group, as of May 31, 2002, were as follows:

                                                      Amount           Total
Name of                                            Beneficially        Stock
Beneficial Owner                                       Owned         Interest
-------------------------------------------------------------------------------
Ursula M. Burns ...............................        175,623         591,756
Allan E. Dugan ................................        617,291       1,245,910
James A. Firestone ............................        488,146         773,917
Antonia Ax:son Johnson ........................         33,393          53,878
Vernon E. Jordan, Jr. .........................         59,708          71,518
Yotaro Kobayashi ..............................         56,902          61,903
Hilmar Kopper .................................         47,835          52,836
Ralph S. Larsen ...............................         53,378          93,884
Michael C. Mac Donald .........................        110,506         372,533
George J. Mitchell ............................         35,483          45,656
Anne M. Mulcahy ...............................      1,041,190       4,012,541
N. J. Nicholas, Jr. ...........................         51,389          93,525
John E. Pepper ................................         91,928         102,845
Martha R. Seger ...............................         43,392          59,104
Thomas C. Theobald ............................         52,801          67,991
Directors and All Officers as a group .........      6,175,736      17,179,482

Percent Owned by Directors and Officers: Less than 1% of the aggregate number of shares of Common Stock and Series B Stock outstanding at May 31, 2002 is owned by each director and officer. The amount beneficially owned by all directors and officers as a group amounted to approximately 1%.


Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered owned by the directors and officers in accordance with SEC rules. Shares of Common Stock which officers and directors had a right, within 60 days, to acquire upon the exercise of options or rights are included. All these are counted as outstanding for purposes of computing the percentage of Common Stock and Series B Stock outstanding and beneficially owned.


Total Stock Interest: The numbers shown include the amount shown in the Amount Beneficially Owned column plus options held by officers not exercisable within 60 days, incentive stock units and restricted shares. The numbers also include the interests of officers and directors in the Xerox Stock Fund under the Profit Sharing and Savings Plan and the Deferred Compensation Plans.

Executive Compensation


Report of the Executive Compensation and Benefits
Committee of the Board of Directors


Executive Officer Compensation


The Executive Compensation and Benefits Committee (Committee) of the Board of Directors determines the compensation paid to the Company's executive officers. The Committee's members are all independent, non-employee directors of the Company. The Committee does the following:


o establishes the policies that govern the compensation paid to Xerox executive officers,


o   determines overall and individual compensation goals and objectives,


o   makes awards; and


o certifies achievement of performance under the Company's various annual and long-term incentive plans and approves actual compensation payments.


Under the Committee's established policy, compensation and benefits provided executive officers are targeted at levels equal to or better than the compensation paid by a peer group of companies for equivalent skills and competencies for positions of similar responsibilities and desired levels of performance. The Company's executive compensation policies, plans and programs are designed to provide competitive levels of compensation that align pay with the Company's annual and long-term performance objectives. They also recognize corporate and individual achievement while supporting the Company objectives of attracting, motivating and retaining high-performing executives.


In determining compensation levels to meet compensation policy objectives, the Committee annually reviews, evaluates and compares Xerox executive officer compensation to relevant external competitive compensation data. During the year, the Committee reviewed the reported compensation data of firms that were part of the Business Week Computers and Peripherals Industry Group (included in the data shown on the performance graph on page 24 below). The Committee also reviewed a broader group of organizations with which the Company is likely to compete for executive expertise and which are of similar size and scope. The latter group includes large capitalization, global companies in technology, office equipment and other industries.


The Committee sets base salaries taking into account the competitive data referenced above. In addition, a substantial portion, generally two-thirds or more of targeted total compensation, of each executive officer's total compensation is at risk and variable from year to year because it is linked to specific performance measures of the business.


The year 2001 presented the Company with many unique challenges. Foremost among these challenges was the need to retain the senior leadership team in order to successfully design and implement the Company's Turnaround Program. The principal retention and variable pay programs used by the Committee in 2001 to achieve the Company's leadership retention objectives and alignment with the Company's turnaround efforts are briefly described below:


2001 Cash Retention Awards: At its February 5, 2001 meeting, the Committee approved cash retention awards totaling approximately $2.8 million to be payable to 31 corporate officers, including James A. Firestone (awards totaling $157,900), Ursula M. Burns (awards totaling $211,000) and Michael C. Mac Donald (awards totaling $152,500), assuming they remained employed by the Company through the designated payment dates.


Annual Performance Incentive Plan (APIP): Under APIP, executive officers of the Company may be eligible to receive performance-related cash payments. Payments are, in general, only made if Committee-established annual performance objectives are met.


The Committee approved an annual incentive target and maximum opportunity, expressed as a percentage of 2001 base salary, for each participating officer. At its meeting held on February 5, 2001, the Committee established overall threshold, target and maximum measures of performance and associated payment schedules.

The performance measures and weightings for 2001 were cash management (40%), performance profit (40%), and revenue (20%). Additional goals were also established for each officer that included business-unit specific and/or individual performance goals and objectives. The weights associated with each business-unit specific or individual performance goal and objective used vary and range from 20 percent to 50 percent of the total.

For 2001, the performance against the measures established at the February 5, 2001 meeting was as follows: cash management was above targeted levels, revenue growth was negative, and performance profit was below threshold level. In view of significant concerns with respect to executive retention and the need to continue progress on the Company's Turnaround Program, at its April 2, 2001 meeting, the Committee approved the payment of amounts equal to annual APIP target awards to participating executives, including all executive officers. As approved by the Committee, annual target award amounts were paid over four quarterly payments. Based on performance against business metrics, no additional APIP payouts were made for 2001 in relation to overall business performance. However, four officers, including Michael C. Mac Donald, received an additional payment under APIP reflecting their organizational performance.

Base Salary Adjustments: At its meeting on February 5, 2001, following a review of competitive information, the Committee approved base salary adjustments for select officers. The approved adjustments averaged 2.3% on an annualized basis.

Certain executive officers received an additional adjustment to their base salary level during 2001 as a result of new responsibilities, to reflect competitive market levels, and/or to address unique retention concerns.

Executive Performance Incentive Plan (EPIP): Approved by shareholders at the Company's Annual Meeting on May 18, 1995, EPIP provides the Committee with an incentive vehicle to compensate eligible executives for significant contributions to the performance of the Company. By design, EPIP permits the tax deductibility of payments made under EPIP even if an executive's compensation exceeds $1,000,000 in any year. Under federal tax law such excess would not be deductible in certain circumstances.

Under EPIP the Committee established a pool of 2% of the Company's Document Processing profit before tax (PBT) for the 2001 one-year performance period.
For the three-year period commencing in 1999, a pool of 1 1/2% of cumulative PBT was established. Ten percent (10%) of the resulting PBT pool was made payable to Mr. Allaire. Five percent (5%) of the pool was made payable to each of the other participants in EPIP.

EPIP gives the Committee discretion to reduce the amount otherwise payable under an award to any participant to any amount, including zero, except in the case of a change in control as defined. The Committee cannot increase the amount determined by the above formula.

For the full year 2001, Paul A. Allaire, Anne M. Mulcahy and other executive officers participated in EPIP.

For 2001, the PBT pool amounted to zero because of the Company's failure to achieve positive PBT for the year.

Leveraged Executive Equity Plan (LEEP): Under the terms of the 1991 Long-Term Incentive Plan, the Committee implemented a three-year plan beginning in 1998 for key management executives, including most executive officers. The plan focuses on the achievement of performance objectives of the Document Processing business of the Company. When the objectives of the plan are achieved, shareholder value is enhanced and the plan provides for an opportunity to realize long-term financial rewards. The 1998-2000 performance cycle of LEEP required each executive participant to maintain, directly or indirectly, an investment in shares of common stock of the Company having a value as of December 31, 1997 of either 100%, 200%, 300% or 400% of a participant's annual base salary (investment shares).

In 1998, the Committee granted awards under LEEP to approximately 40 key executives that provided for non-qualified stock options for shares of common stock and incentive stock units. The award to each participant was based on the ratio of ten option shares and two incentive stock units for each investment share. The options became exercisable in three annual cumulative installments beginning in the year following the award. The incentive stock rights are payable in shares of common stock and vest in three annual installments beginning in the year following the award, provided specific Document Processing earnings per share (EPS) goals were achieved for each preceding year.

Thirty-three percent (33%) of the non-qualified stock options granted under the 1998 cycle became exercisable on January 1, 1999, January 1, 2000 and January 1, 2001, respectively.

For 2001, the EPS goal was not achieved and none of the incentive stock units vested.

At its meeting on December 4, 2000, the Committee approved a new three-year (2001-2003) performance cycle of LEEP (New LEEP). New LEEP is intended to deliver highly competitive compensation opportunities linked to the successful implementation of the Company's Turnaround Program and to provide significant retention incentives for participating executives.

New LEEP consists primarily of three equal annual grants of stock options and restricted stock. Award levels are determined to provide competitive long-term incentive opportunities if the business Turnaround Program is successfully implemented. Stock options under New LEEP vest fully after three years and remain exercisable for ten years following their date of grant. Restricted stock awarded under New LEEP vests 100% after one year. All executive officers and select other senior executives are eligible for New LEEP. The first annual grant under New LEEP was made on January 1, 2001. The second annual grant was made on January 1, 2002. There is no requirement for investment shares under New LEEP.

CEO Challenge Bonus: At its February 7, 2000 meeting, the Committee established the CEO Challenge Bonus program for the calendar years 2000 and 2001. The goals of the CEO Challenge Bonus program were to support the Company's need to retain key executives and provide additional incentives to improve the financial performance of the Company. Participants in LEEP, including the executive officers, were eligible to participate in the CEO Challenge Bonus. The CEO Challenge bonus provided an annual opportunity equal to one-half of each executive's annual bonus target amount payable over a period of four quarters if performance targets were met. For 2001, the CEO Challenge Bonus was based on quarterly EPS targets. The EPS targets for two quarters were achieved and bonus amounts were paid accordingly. For the remaining quarters of 2001, EPS targets were not achieved and bonus opportunities were forfeited. The CEO Challenge Bonus Program was terminated on December 31, 2001.

Chief Executive Officer Compensation

The compensation paid to Paul A. Allaire, Chairman and Chief Executive Officer from January 1, 2001 until July 31, 2001, and Chairman from August 1, 2001 through December 31, 2001 when he retired, was established by the Committee at its December 4, 2000, February 5, 2001 and April 2, 2001 meetings. The Committee's actions are described below as they relate to Mr. Allaire's compensation as reported in the charts and tables that accompany this report.

    Base Salary: Mr. Allaire's annualized base salary remained at $1,200,000.

    2001 Bonus: Mr. Allaire's annual target bonus remained at 100% of base salary and quarterly CEO Challenge bonus target remained at 13% of base salary. Target bonus payments were made pursuant to the Committee's action on April 2, 2001. The CEO Challenge bonus was paid for two quarters of 2001.


    Long-Term Incentive: As previously disclosed, Mr. Allaire received an award under the New LEEP program as described earlier in the section summarizing Executive Officer Compensation. Under New LEEP, on January 1, 2001, Mr. Allaire received a stock option grant for 350,000 shares that vested on January 1, 2002, and a restricted stock award of 350,000 shares that vested on January 1, 2002. In addition, effective January 1, 2001, Mr. Allaire was awarded participation in a cash long-term incentive program that would have paid Mr. Allaire $3,000,000 at target levels of Company performance (maximum of $5,000,000), subject to negative discretion by the Committee, for the performance cycle ending December 31, 2001. Because the Company's performance was below threshold on the measures established under the cash long-term incentive program, no payments were made to Mr. Allaire under this program.

The Committee made these awards to provide the incentives necessary to retain and motivate Mr. Allaire to take the actions necessary to implement the Turnaround Program, focus Mr. Allaire on the development of his successor and provide compensation competitive with the Chairmen and Chief Executive Officers of other companies. Mr. Allaire received no additional separation benefits in connection with his retirement.

Effective August 1, 2001, Anne M. Mulcahy was elected Chief Executive Officer of the Company. Effective January 1, 2002, she was elected to the additional role of Chairman, upon the retirement of Mr. Allaire.

During the year, the Committee took the following actions with respect to the compensation paid to Mrs. Mulcahy.

    Base Salary: Mrs. Mulcahy's annualized base salary remained at $1,000,000.

    2001 Bonus: Mrs. Mulcahy's annual target bonus remained at 100% of base salary and her quarterly CEO Challenge Bonus target remained at 13% of base salary. Target bonus payments were made pursuant to the Committee's action on April 2, 2001. The CEO Challenge Bonus was paid for two quarters of 2001.


    Long-Term Incentive: Mrs. Mulcahy received an award under the New LEEP program as described earlier in the section summarizing executive officer compensation. On January 1, 2001, Mrs. Mulcahy received a stock option grant for 934,600 shares that will vest one-third each January 1st following the grant effective date, and a restricted stock award for 250,000 shares that vested on January 1, 2002. At its meeting on August 28, 2001, following Mrs. Mulcahy's election as Chief Executive Officer, the Committee awarded Mrs. Mulcahy a stock option grant for 1,000,000 shares that will vest five years from the grant effective date.


    Pursuant to New LEEP, effective on January 1, 2002, Mrs. Mulcahy received a stock option grant for 934,600 shares that will vest one-third each January 1st following the grant effective date, and a restricted stock award for 250,000 shares that will vest on January 1, 2003.


    Retirement arrangement: At its meeting on August 28, 2001, following Mrs. Mulcahy's election as Chief Executive Officer, the Committee approved an enhanced retirement benefit for Mrs. Mulcahy that will pay a benefit beginning at age 55.


The Committee made these awards to provide the incentives necessary to retain Mrs. Mulcahy and to motivate her to take the actions necessary to implement the Turnaround Program and to restore shareholder value.


Detailed information concerning Mrs. Mulcahy's compensation as well as that of other highly compensated executives is displayed on the accompanying charts and tables.

                                  Ralph S. Larsen, Chairman
                                  Antonia Ax:son Johnson
                                  John E. Pepper
                                  Thomas C. Theobald

Summary Compensation Table

The Summary Compensation Table below provides certain compensation information for the Chief Executive Officer and the most highly compensated key executive officers (Named Officers) serving at the end of the fiscal year ended December 31, 2001, and for Paul A. Allaire who served as Chief Executive Officer through July 31, 2001, for services rendered in all capacities during the fiscal years ended December 31, 2001, 2000, and 1999. The table includes the dollar value of base salary, bonus earned, option awards (shown in number of shares) and certain other compensation, whether paid or deferred.


                          SUMMARY COMPENSATION TABLE


                                                                                           Long-Term
                                                                                      Compensation Awards
                                                                               ---------------------------------
                                                                 Other Annual                       Underlying     All Other
Name and                                            Cash Bonus   Compensation   Restricted Stock   Options/SARs   Compensation
Principal Position               Year   Salary($)     ($) (A)       ($) (B)          ($) (C)          (#) (D)       ($) (E)
-------------------------------------------------------------------------------------------------------------------------------
Anne M. Mulcahy ............... 2001    1,000,000   1,250,000        45,616         1,156,250       1,934,600    42,063
Chief Executive Officer         2000      721,667      45,063       115,023         2,681,250         310,000    34,642
                                1999      425,000           0        88,647                 0          15,328    13,578

Paul A. Allaire ............... 2001    1,200,000   1,500,000        50,954         1,618,750         350,000    16,849
Chairman and Chief              2000    1,125,000     121,875       162,881         2,681,250         450,000    17,055
Executive Officer (F)           1999      975,000           0       118,644                 0          54,764    16,290

Barry D. Romeril .............. 2001      675,000   1,175,000        49,089           963,125         467,300    27,708
Vice Chairman                   2000      641,667      57,500       132,515           804,375         150,000    27,729
                                1999      575,000           0       175,351                 0          24,415    27,141

Allan E. Dugan ................ 2001      500,000     437,500        34,876           346,875         280,400    29,657
Executive Vice President        2000      462,500      37,188        99,471                 0          50,000    29,702
                                1999      425,000           0       112,044                 0          16,066    29,085

James A. Firestone ............ 2001      400,750     463,975        22,179           115,625          93,500    17,853
Senior Vice President           2000      386,000      28,950        39,577           268,125          50,000    18,409
                                1999      384,167           0        31,283           274,024          10,857    18,436

Ursula M. Burns ............... 2001      386,500     507,475        25,892           370,000         149,600    17,250
Senior Vice President           2000      326,667      15,000        53,863           268,125          40,000    17,650
                                1999      240,000           0       172,200                 0           6,255    12,274

Michael C. Mac Donald ......... 2001      355,500     495,775        41,489           115,625          93,500    18,537
Senior Vice President           2000      321,939      18,750        53,319                 0          30,000    19,133
                                1999      265,000           0        73,080                 0           7,466    10,501
-------------------------------------------------------------------------------------------------------------------------------

(A) This column reflects annual cash bonuses earned during the years indicated under EPIP and for the years 2001 and 2000 includes the CEO Challenge Bonus. For 2001, the amount also includes payment of the annual target bonus to all covered officers and the payment of cash retention awards as discussed in the "Report of the Executive Compensation and Benefits Committee of the Board of Directors" as follows: Anne M. Mulcahy -- $0, Paul A. Allaire -- $0, Allan E. Dugan -- $0, James A. Firestone -- $157,900, Ursula M. Burns -- $211,000, and Michael C. Mac Donald -- $152,500. Included in the 2001 amount for Barry D. Romeril is a special bonus payment of $500,000 as described under the section, "Termination Agreements."

(B) Other Annual Compensation includes executive expense allowance, dividend equivalents paid on outstanding incentive stock rights and restricted stock awards, perquisite compensation, tax-related reimbursements arising from relocation and/or international assignments and above-market interest.

(C) As discussed in the report of the Executive Compensation and Benefits Committee, for 2001 this column reflects restricted stock awarded under New LEEP which is a three-year performance cycle that began on January 1, 2001. Restricted stock awarded vests one year from the date of the grant and provides the payment of dividend equivalents at the same time and in the same amount declared on one share of the Company's common stock. For 2000 and 1999, this column reflects incentive stock units awarded under the 1991 Plan or a predecessor plan where each unit represents one share of stock to be issued upon vesting at the attainment of a specific retention period. Each unit is entitled to the payment of dividend equivalents at the same time and in the same amount declared on one share of the Company's common stock. The number of restricted shares and units held by the Named Officers and their value as of December 31, 2001 (based upon the closing market price on that date of $10.42) was as follows: Anne M. Mulcahy -- 353,440 ($3,682,845), Paul A.
    Allaire -- 400,000 ($4,168,000), Barry D. Romeril -- 244,650 ($2,549,253),
    Allan E. Dugan -- 75,000 ($781,500), James A. Firestone -- 38,580
    ($402,004), Ursula M. Burns -- 123,800 ($1,289,996), and Michael C. Mac
    Donald -- 65,188 ($679,259). Excludes the second installment of grants of restricted stock made on January 1, 2002 under New LEEP as follows: Anne M. Mulcahy -- 250,000 ($2,591,250), Paul A. Allaire -- 0 ($0), Barry D. Romeril -- 0 ($0), Allan E. Dugan -- 75,000 ($777,375), James A. Firestone -- 32,500
    ($336,863), Ursula M. Burns -- 80,000 ($829,200), and Michael C. Mac Donald -- 25,000 ($259,125).

(D) All stock options were awarded under the 1991 Plan. Stock options were awarded under New LEEP on January 1, 2001. Excludes the second installment of grants of stock options made on January 1, 2002 under New LEEP as follows: Anne M. Mulcahy -- 934,600, Paul A. Allaire -- 0, Barry D. Romeril -- 0, Allan E. Dugan -- 280,400, James A. Firestone -- 121,500, Ursula M. Burns -- 149,600, and Michael C. Mac Donald -- 93,500.

(E) The amount shown in this column consists of the estimated dollar value of the benefit to the officer from the Company's portion of insurance premium payments under the Company's Contributory Life Insurance Plan on an actuarial basis. The Company will recover all of its premium payments at the end of the term of the policy, generally at age 65.

(F) Retired effective January 1, 2002.


Option Grants


The following table sets forth information concerning awards of stock options to the Named Officers under the Company's 1991 Plan during the fiscal year ended December 31, 2001. The amounts shown for potential realizable values are based upon arbitrarily assumed annualized rates of stock price appreciation of five and ten percent over the full ten-year term of the options, pursuant to SEC regulations. Based upon a ten-year option term, this would result in stock price increases of 63% and 159% respectively or $7.7372 and $12.3203 for the options with the $4.75 exercise price and $15.0673 and $23.9921 for the options with the $9.25 exercise price. The amounts shown as potential realizable values for all shareholders represent the corresponding increases in the market value of 722,314,289 shares outstanding held by all shareholders as of December 31, 2001. Any gains to the Named Officers and the shareholders will depend upon future performance of the common stock of the Company as well as overall market conditions.

                       OPTION GRANTS IN LAST FISCAL YEAR




                                                                                           Potential Realizable Value at Assumed
                                                                                               Annual Rates of Stock Price
                                                Individual Grants (1) (2)                      Appreciation for Option Term
                                ---------------------------------------------------------- ------------------------------------
                                   Number of
                                   Securities       % of Total
                                   Underlying    Options Granted   Exercise or
                                    Options      to Employees in   Base Price   Expiration
Name                               Granted(#)      Fiscal Year       ($ /Sh)       Date          5%($)             10%($)
-------------------------------------------------------------------------------------------------------------------------------
Anne M. Mulcahy ...............    934,600 (3)        12.72%        $  4.75      12/31/10     $    2,791,883    $     7,075,181
                                 1,000,000 (4)                         9.25      12/31/11          5,817,275         14,742,118
Paul A. Allaire ...............    350,000 (5)         2.30%           4.75      12/31/10          1,045,537          2,649,597
Barry D. Romeril ..............    467,300 (3)         3.07%           4.75      12/31/10          1,395,942          3,537,590
Allan E. Dugan ................    280,400 (3)         1.84%           4.75      12/31/10            837,625          2,122,706
James A. Firestone ............     93,500 (3)         0.61%           4.75      12/31/10            279,308            707,821
Ursula M. Burns ...............    149,600 (3)         0.98%           4.75      12/31/10            446,893          1,132,513
Michael C. Mac Donald .........     93,500 (3)         0.61%           4.75      12/31/10            279,308            707,821
-------------------------------------------------------------------------------------------------------------------------------
All Shareholders ..............        N/A             N/A             N/A          N/A       $4,708,400,497    $11,766,819,891
-------------------------------------------------------------------------------------------------------------------------------

1. Exercise price is based upon fair market value on the effective date of the award. Excludes the second installment of grants of stock options made on January 1, 2002 under New LEEP as follows: Anne M. Mulcahy -- 934,600, Paul
   A. Allaire -- 0, Barry D. Romeril -- 0, Allan E. Dugan -- 280,400, James A. Firestone -- 121,500, Ursula M. Burns -- 149,600, and Michael C. Mac Donald -- 93,500.

2. Options may be accelerated as a result of a change in control as described under "Option Surrender Rights".

3. Exercisable 33% on each of the following dates: January 1, 2002; January 1, 2003; and January 1, 2004.

4. Exercisable 100% on August 28, 2006.

5. Exercisable 100% on January 1, 2002.


Option Exercises/Year-End Values


The following table sets forth for each of the Named Officers the number of shares underlying options and SARs exercised during the fiscal year ended December 31, 2001, the value realized upon exercise, the number of options/SARs unexercised at year-end and the value of unexercised in-the-money options/SARs at year-end.


          AGGREGATE OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUE


                                                                   Number of Shares               Value of Unexercised
                                 Value of                       Underlying Unexercised                In-the-Money
                                  Shares                           Options/SARs at                    Options/SARs
                                Underlying                            FY-End(#)                     at FY End($)(A)
                              Options/ SARs       Value     ------------------------------  --------------------------------
Name                           Exercised(#)    Realized($)   Exercisable    Unexercisable    Exercisable    Unexercisable(B)
----------------------------------------------------------------------------------------------------------------------------
Anne M. Mulcahy ...........        0              $0           309,401       2,134,007           $0         $6,362,779
Paul A. Allaire ...........        0              $0         2,171,910         523,724           $0         $1,965,250
Barry D. Romeril ..........        0              $0           404,281         589,814           $0         $2,623,890
Allan E. Dugan ............        0              $0           350,273         345,053           $0         $1,574,446
James A. Firestone ........        0              $0           362,000         154,357           $0         $  525,003
Ursula M. Burns ...........        0              $0            51,360         195,435           $0         $  840,004
Michael C. Mac Donald .....        0              $0            54,009         130,177           $0         $  525,003
----------------------------------------------------------------------------------------------------------------------------

(A) Excludes the second installment of grants of stock options made on January 1, 2002 under New LEEP as follows: Anne M. Mulcahy -- 934,600, Paul A. Allaire -- 0, Barry D. Romeril -- 0, Allan E. Dugan -- 280,400, James A. Firestone -- 121,500, Ursula M. Burns -- 149,600, and Michael C. Mac Donald -- 93,500.

(B) The value of unexercised options/SARs is based upon the difference between the exercise price and the average of the high and low prices on December 31, 2001 of $10.365. Option/SARs may be accelerated as a result of a change in control as described under "Option Surrender Rights."


Retirement Plans


Retirement benefits are provided to the executive officers of the Company including the Named Officers primarily under unfunded executive supplemental plans and, due to Internal Revenue Code limitations, to a much lesser extent under the Company's Retirement Income Guarantee Plan. The table below shows, under the plans, the approximate annual retirement benefit that would accrue for the number of years of credited service at the respective average annual compensation levels. The earliest retirement age for benefit commencement generally is age 60. In the event of a change in control (as defined in the plans) there is no age requirement for eligibility. The benefit accrues generally at the rate of 1 2/3% per year of credited service, but for certain mid-career hire executives the rate is accelerated to 2 1/2%, including Barry D. Romeril and Allan E. Dugan. An accelerated benefit accrual also applies to Officers who were designated as Grandfathered Officers with twice the 1 2/3% accrual for 15 years and these participants are permitted to retire as early as age 55 (this group includes both Paul A. Allaire and Anne M. Mulcahy). No additional benefits are payable for participation in excess of 30 years for those accruing benefits at the rate of 1 2/3% per year, 20 years for those accruing benefits at the rate of 2 1/2% per year and 15 years for the Grandfathered Officers.





Average annual           Annual age 65 benefits for years of credited service indicated
compensation for five    --------------------------------------------------------------
highest years                 15 years       20 years      25 years        30 years
---------------------------------------------------------------------------------------
      300,000 .............     70,000         93,000        117,000        140,000
      400,000 .............     95,000        127,000        158,000        190,000
      600,000 .............    145,000        193,000        242,000        290,000
      800,000 .............    195,000        260,000        325,000        390,000
    1,000,000 .............    245,000        327,000        408,000        490,000
    1,200,000 .............    295,000        393,000        492,000        590,000
    1,400,000 .............    345,000        460,000        575,000        690,000
    1,600,000 .............    395,000        527,000        658,000        790,000
    1,800,000 .............    445,000        593,000        742,000        890,000
    2,000,000 .............    495,000        660,000        825,000        990,000
    2,200,000 .............    545,000        727,000        908,000      1,090,000
    2,400,000 .............    595,000        793,000        992,000      1,190,000
    2,600,000 .............    645,000        860,000      1,075,000      1,290,000
    2,800,000 .............    695,000        927,000      1,158,000      1,390,000
    3,000,000 .............    745,000        993,000      1,242,000      1,490,000
    3,200,000 .............    795,000      1,060,000      1,325,000      1,590,000
    3,400,000 .............    845,000      1,127,000      1,408,000      1,690,000
    3,600,000 .............    895,000      1,193,000      1,492,000      1,790,000
    3,800,000 .............    945,000      1,260,000      1,575,000      1,890,000
---------------------------------------------------------------------------------------

The maximum benefit is 50% of the five highest years' average annual compensation reduced by 50% of the primary social security benefit payable at age 65. The benefits shown are payable on the basis of a straight life annuity and a 50% survivor annuity for a surviving spouse. The plans provide a minimum benefit of 25% of defined compensation reduced by such social security benefit other than for the key executives accruing benefits at the accelerated rate.

The following individuals have the years of credited service for purposes of the plans as follows:




                                          Years of
                                          Credited
Name                                     Service (A)
----------------------------------------------------
      Paul A. Allaire (B) ...........        30
      Anne M. Mulcahy ...............        30
      Barry D. Romeril ..............        13
      Allan E. Dugan ................        18
      James A. Firestone ............         4
      Ursula M. Burns ...............        21
      Michael C. Mac Donald .........        25
----------------------------------------------------

(A) Thirty years is the maximum permitted credited service under the plans. Credited service shown reflects the accelerated accrual for mid-career hire executives and Grandfathered Officers. The years of credited service reflected can be applied to the annual benefit table above to determine the annual benefit.

(B) Upon Mr. Allaire's death, Mr. Allaire's alternate payee will receive a full and unreduced 50% survivor benefit based on Mr. Allaire's accrued benefits under the plans.

Compensation under the plans includes the amounts shown in the salary and bonus columns under the Summary Compensation Table other than payments under the 1991 Plan to the extent included in the bonus column.

The five highest years average compensation for purposes of the plans as of the end of the last fiscal year for the Named Officers is: Paul A. Allaire $2,480,485; Anne M. Mulcahy $868,862; Barry D. Romeril $967,567; Allan E. Dugan $722,243; James A. Firestone $574,781; Ursula M. Burns $381,861; and Michael C. Mac Donald $402,235.


Certain Transactions


Severance Agreements

In October 2000, with the approval of the Executive Compensation and Benefits Committee and the Board, the Company entered into agreements with five of its executive officers, including Paul A. Allaire, Anne M. Mulcahy, and Barry D. Romeril, which provide severance benefits in the event of termination of employment under certain circumstances following a change in control of the Company (as defined). The circumstances are termination by the Company, other than because of death or disability, commencing prior to a potential change in control (as defined), or for cause (as defined), or by the officers for good reason (as defined). The officer would be entitled to receive a lump sum severance payment equal to three times the sum of:

    o the greater of (1) the officer's annual rate of base salary on the date notice of termination is given and (2) his/her annual rate of base salary in effect immediately prior to the change in control and

    o the greater of (1) the annual target bonus applicable to such officer for the year in which such notice is given and (2) the annual target bonus applicable to such officer for the year in which the change in control occurs.

     "Cause" for termination by the Company is the:

        (i) willful and continued failure of the officer to substantially perform his/her duties,

        (ii) willful engagement by the officer in materially injurious conduct to the Company, or

        (iii) conviction of any crime which constitutes a felony.

     "Good reason" for termination by the officer includes, among other things:


     (i) the assignment of duties inconsistent with the individual's status as an executive or a substantial alteration in responsibilities (including ceasing to be an executive officer of a public company),

     (ii) a reduction in base salary and/or annual bonus,

     (iii) the relocation of the officer's principal place of business, and

     (iv) the failure of the Company to maintain compensation plans in which the officer participates or to continue providing certain other existing employment benefits.

The agreements provide for the continuation of certain welfare benefits for a period of 36 months following termination of employment and contain a gross-up payment (as defined) if the total payments (as defined) are subject to excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

The agreements also provide that in the event of a potential change in control (as defined) each officer, subject to the terms of the agreements, will remain in the employ of the Company for nine months following the occurrence of any such potential change in control.

The agreements are automatically renewed annually unless the Company gives notice that it does not wish to extend them. In addition, the agreements will continue in effect for two years after a change in control of the Company.

The Company has also entered into agreements with 40 other officers or other key executives, including Ursula M. Burns, Allan E. Dugan, James A. Firestone and Michael C. Mac Donald, that provide identical benefits described above, except that these officers and key executives would be entitled to receive a lump-sum severance payment equal to two times their annual compensation and they would receive welfare benefits continuance for a period of 24 months.

Termination Arrangements

On April 9, 2001, the Executive Compensation and Benefits Committee adopted a policy consistent with an existing practice, which authorizes the Chairman of the Board and CEO to enter into salary continuance agreements with selected officers who are nearing retirement. The purpose of the policy is to serve as a retention device. The salary continuance period can range between 12 and 24 months and would commence on a date as determined by the CEO. Salary is based upon the monthly salary in effect when the salary continuance begins. The current form of agreement provides that engagement by the officer in any "Detrimental Activity", as defined, would result in forfeiture of salary continuance, unfunded retirement benefits and bonuses and the cancellation of outstanding options. The Company has entered into such agreements with certain officers, including Barry D. Romeril.

In connection with his retirement from the Company, a revised compensation continuance agreement dated October 3, 2001, with Barry D. Romeril was entered into by the Company which had been approved by the Committee at its meeting on September 26, 2001. Among other things, the revised agreement with Barry D. Romeril provided for:

     o Compensation continuance at the rate of $101,250 per month for 24 months, commencing in January 2002;

     o Award of 50,000 Incentive Stock Rights, effective on September 26, 2001, that will vest on January 1, 2004,

     o    Payment of target bonus in two quarterly installments of $135,000, and

     o    Payment of an additional bonus amount of $500,000.

The additional compensation was provided to secure Barry D. Romeril's consulting services of up to 100 days during the period of compensation continuance in connection with financial transactions of strategic importance to the Company and to ensure a smooth transition to a new chief financial officer of the Company.

Employment Arrangement

In connection with his continued employment, the Company entered into an agreement with Carlos Pascual, Executive Vice President. The agreement was authorized by the Executive Compensation and Benefits Committee. The agreement arises out of changes made to Xerox Spain's pension plans consistent with proposed Spanish law requirements. It is designed to mitigate the potential impact of U.S. income tax on Mr. Pascual's retirement benefit, if any, as a result of the change in Spanish law. Subject to certain conditions in the Agreement, the Company has agreed to indemnify Mr. Pascual for U.S. income tax on his Spanish pension, if necessary. The Agreement also provides that for a period of three years following Mr. Pascual's employment with the Company he will be provided with salary continuance at a rate of Spanish pesetas 4,389,600 per month (approximately $26,071 at current exchange rates) as he serves in the capacity of Chairman of Xerox Espana, S.A. at the discretion of the CEO of the Company. He will also be provided with relocation assistance in an amount not to exceed $100,000.

In connection with Lawrence A. Zimmerman joining the Company as Senior Vice President and Chief Financial Officer, the Company and Mr. Zimmerman entered into a Letter Agreement dated May 20, 2002. Under the terms of the Letter Agreement, which was presented to and approved by the Executive Compensation and Benefits Committee, Mr. Zimmerman's initial annual base salary was fixed at $450,000 and his target bonus of 70% of base salary was established. The actual bonus amount will depend upon Company performance and Mr. Zimmerman's performance against specified personal objectives during 2002. He was also awarded options with respect to 271,500 shares at an option price of $8.975 per share, the fair market value per share on the effective date of his election. Of these, 150,000 were issued as a signing bonus and fully vest on January 1, 2005, while the balance of 121,500 were issued as part of his initial New LEEP award and vest in annual installments of one-third commencing on January 1, 2003. The New LEEP award also included an award of 32,500 restricted shares of Common Stock vesting on January 1, 2003. Under the Letter Agreement, Mr. Zimmerman will participate in the Supplemental Executive Retirement Plan with a minimum retirement benefit of 12.5% of his average eligible compensation after
2.5 years of service. The Company has also entered into a Severance Agreement with Mr. Zimmerman of the kind described above under "Severance Agreements". The Severance Agreement would provide a lump-sum severance payment equal to two times his annual compensation. The Letter Agreement also provides for a lump sum payment by the Company of $90,000, less applicable withholding taxes, in lieu of expenses related to his relocation from Boulder, Colorado.

Option Surrender Rights

All non-qualified options under the 1991 and the 1998 Plans are accompanied by option surrender rights. If there is a change in control, as defined in the plans, all such rights which are in the money become payable in cash based upon a change in control price as defined in the plans. The 1991 Plan also provides that upon the occurrence of such an event, all restricted stock and incentive stock rights become payable in cash. In the case of rights payable in shares, the amount of cash is based upon such change in control price and in the case of rights payable in cash, the cash value of such rights. Rights payable in cash but which have not been valued at the time of such an event are payable at the maximum value as determined by the Executive Compensation and Benefits Committee at the time of the award. Upon accelerated payment, such rights and any related non-qualified stock options will be canceled.

Grantor Trusts

The Company has established grantor trusts with a bank for the purpose of paying amounts due under the deferred compensation plan and the severance agreements described above, and the unfunded supplemental retirement plans described above. The trusts are presently unfunded, but the Company would be required to fund the trusts upon the occurrence of certain events.

Legal Services

The law firm of Akin, Gump, Strauss, Hauer & Feld LLP, of which Vernon E. Jordan, Jr. is of counsel, was retained by and rendered services to the Company in 2001.

Litigation

In re Xerox Derivative Actions: A consolidated putative shareholder derivative action is pending in the Supreme Court of the State of New York, County of New York against several current and former members of the Board of Directors including William F. Buehler, B.R. Inman, Antonia Ax:son Johnson, Vernon E. Jordan, Jr., Yotaro Kobayashi, Hilmar Kopper, Ralph Larsen, George J. Mitchell, N.J. Nicolas, Jr., John E. Pepper, Patricia Russo, Martha Seger, Thomas C. Theobald, Paul Allaire, G. Richard Thoman, Anne Mulcahy and Barry Romeril, and KPMG, LLP. The plaintiffs purportedly brought this action in the name of and for the benefit of the Company, which is named as a nominal defendant, and its public shareholders. The second consolidated amended complaint alleges that each of the director defendants breached their fiduciary duties to the Company and its shareholders by, among other things, ignoring indications of a lack of oversight at the Company and the existence of flawed business and accounting practices within the Company's Mexican and other operations; failing to have in place sufficient controls and procedures to monitor the Company's accounting practices; knowingly and recklessly disseminating and permitting to be disseminated, misleading information to shareholders and the investing public; and permitting the Company to engage in improper accounting practices. The plaintiffs further allege that each of the director defendants breached their duties of due care and diligence in the management and administration of the Company's affairs and grossly mismanaged or aided and abetted the gross mismanagement of the Company and its assets. The second amended complaint also asserts claims of negligence, negligent misrepresentation, breach of contract and breach of fiduciary duty against KPMG. Additionally, plaintiffs claim that KPMG is liable to Xerox for contribution, based on KPMG's share of the responsibility for any injuries or damages for which Xerox is held liable to plaintiffs in related pending securities class action litigation. On behalf of the Company, the plaintiffs seek a judgment declaring that the director defendants violated and/or aided and abetted the breach of their fiduciary duties to the Company and its shareholders; awarding the Company unspecified compensatory damages against the director defendants, individually and severally, together with pre-judgment and post-judgment interest at the maximum rate allowable by law; awarding the Company punitive damages against the director defendants; awarding the Company compensatory damages against KPMG; and awarding plaintiffs the costs and disbursements of this action, including reasonable attorneys' and experts' fees. The individual defendants deny the wrongdoing alleged and intend to vigorously defend the litigation.

     Pall v. Buehler, et al.: On May 16, 2002, a shareholder commenced a derivative action in the United States District Court for the District of Connecticut against KPMG Peat Marwick (KPMG). The Company was named as a nominal defendant. Plaintiff purported to bring this action derivatively in the right, and for the benefit, of the Company. He contended that he is excused from complying with the prerequisite to make a demand on the Xerox Board of Directors, and that such demand would be futile, because the directors are disabled from making a disinterested, independent decision about whether to prosecute this action. In the original complaint, plaintiff alleged that KPMG, the Company's former outside auditor, breached its duties of loyalty and due care owed to Xerox by repeatedly acquiescing in, permitting and aiding and abetting the manipulation of Xerox's accounting and financial records in order to improve the Company's publicly reported financial results. He further claimed that KPMG committed malpractice and breached its duty to use such skill, prudence and diligence as other members of the accounting profession commonly possess and exercise. Plaintiff claimed that as a result of KPMG's breaches of duties, the Company has suffered loss and damage. On May 29, 2002, plaintiff amended the complaint to add as defendants the present and certain former directors of the Company. He added claims against each of them for breach of fiduciary duty, and separate additional claims against the directors who are or were members of the Audit Committee of the Board of Directors, based upon the alleged failure, inter alia, to implement, supervise and maintain proper accounting systems, controls and practices. The amended derivative complaint demands a judgment declaring that the defendants have violated and/or aided and abetted the breach of fiduciary and professional duties to the Company and its shareholders; awarding the Company unspecified compensatory damages, together with pre-judgment and post-judgment interest at the maximum rate allowable by law; awarding the Company punitive damages; awarding the plaintiff the costs and disbursements of the action, including reasonable attorneys' and experts' fees; and granting such other or further relief as may be just and proper under the circumstances. The individual defendants deny the wrongdoing alleged and intend to vigorously defend the litigation.

     Lerner v. Allaire, et al.: On June 6, 2002, a shareholder, Stanley Lerner, commenced a derivative action in the United States District Court for the District of Connecticut against Paul A. Allaire, William F. Buehler, Barry D. Romeril, Anne M. Mulcahy and G. Richard Thoman. The plaintiff purports to bring the action derivatively, on behalf of the Company, which is named as a nominal defendant. Previously, on June 19, 2001, Lerner made a demand on the Board of Directors to commence suit against certain officers and directors to recover unspecified damages and compensation paid to these officers and directors. In his demand, Lerner contended, inter alia, that management was aware since 1998 of material accounting irregularities and failed to take action and that the Company has been mismanaged. At its September 26, 2001 meeting, the Board of Directors appointed a special committee to consider, investigate and respond to the demand. The special committee is still deliberating. In this action, plaintiff alleges that the individual defendants breached their fiduciary duties of care and loyalty by disguising the true operating performance of the Company through improper undisclosed accounting mechanisms between 1997 and 2000. The complaint alleges that the defendants benefited personally, through compensation and the sale of company stock, and either participated in or approved the accounting procedures or failed to supervise adequately the accounting activities of the Company. The plaintiff demands a judgment declaring that defendants intentionally breached their fiduciary duties to the Company and its shareholders; awarding unspecified compensatory damages to the Company against the defendants, individually and severally, together with pre-judgment and post-judgment interest; awarding the Company punitive damages; awarding the plaintiff the costs and disbursements of the action, including reasonable attorneys' and experts' fees, and granting such other or further relief as may be just and proper. The individual defendants deny the wrongdoing alleged and intend to vigorously defend the litigation.

Acting pursuant to the Company's By-Laws and consistent with the BCL the Board of Directors has authorized the Company to advance all reasonable fees and expenses, including attorneys' fees actually and necessarily incurred by the individuals named as defendants in the foregoing Pall v Buehler, et al. and Lerner v. Allaire, et al. in the defense of such actions. These individuals have, in accordance with the requirements of the BCL, executed an undertaking to repay such expenses if they are finally found not be entitled to indemnification under the Company's By-Laws and the BCL. To date, the Company has advanced approximately $13,000 in expenses on behalf of the individuals in both of such actions. Similar action by the Board of Directors with respect to the predecessor cases to the In re Xerox Derivative Actions has been previously reported to shareholders.


Ten-Year Performance Comparison


The graph below provides a comparison of Xerox cumulative total shareholder return with the Standard & Poor's 500 Composite Stock Index and the Business Week Computers and Peripherals Industry Group, excluding Xerox (Peer Group).


                               [GRAPHIC OMITTED]





                             Base
                            Period
Company Name/Index          Dec 91     Dec 92       Dec 93       Dec 94       Dec 95
-------------------------- -------- ------------ ------------ ------------ ------------
  XEROX CORP                 $100    $  120.48    $  141.13    $  161.05    $  228.50
--------------------------   ----    ---------    ---------    ---------    ---------
  S&P 500 INDEX               100       107.62       118.46       120.03       165.13
--------------------------   ----    ---------    ---------    ---------    ---------
  BUSINESS WEEK COMPUTERS
  & PERIPHERALS               100        83.26        94.22       121.15       165.16



Company Name/Index            Dec 96       Dec 97       Dec 98       Dec 99       Dec 00      Dec 01
-------------------------- ------------ ------------ ------------ ------------ ----------- ------------
  XEROX CORP                $  269.43    $  385.01    $  623.77    $  244.87    $  51.67    $  117.38
--------------------------  ---------    ---------    ---------    ---------    --------    ---------
  S&P 500 INDEX                203.05       270.79       348.18       421.44      383.07       337.54
--------------------------  ---------    ---------    ---------    ---------    --------    ---------
  BUSINESS WEEK COMPUTERS
  & PERIPHERALS                238.28       332.15       598.73       903.60      627.54       495.68

The Peer Group consists of the following companies as of December 31, 2001:
Apple Computer, Compaq Computer, Dell Computer, EMC, Gateway, Hewlett-Packard, International Business Machines, Lexmark International, Maxtor, Palm, Quantum DLT and Storage Systems, Silicon Graphics, Storage Technology, Sun Microsystems, Unisys and Western Digital.


This graph assumes the investment of $100 on December 31, 1991 in Xerox Common Stock, the S&P 500 Index and the Peer Group Common Stock, and reinvestment of quarterly dividends at the monthly closing stock prices. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the S&P 500 and Peer Group indices.

Directors and Officers Liability Insurance and Indemnity

On June 21, 2002 the Company extended its policies for directors and officers liability insurance covering all directors and officers of the Company and its subsidiaries. The policies are issued by Executive Risk Specialty Indemnity, Inc., Gulf Insurance Company, XL Specialty Insurance Company, Twin City Fire Insurance Company, Houston Casualty Company, Rock River Insurance Company and Allied World Assurance Company. The policies have a one-year term from June 25, 2002 to June 25, 2003 and a total annual premium of $4,902,607.

The company has received a payment under previously issued policies of $244,870 for reimbursement of investigation cost in connection with a shareholder derivative suit filed in the New York State Supreme Court, County of Monroe titled James M. Hartman vs. G. Richard Thoman et. al. The case has since been dismissed by the court and the time for appeal has expired.

Section 16(a) Beneficial Ownership Reporting Compliance

There was a failure to file Form 3, Beneficial Ownership Report, on a timely basis with the SEC as required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of James A. Firestone and Jean-Noel Machon who purchased shares of the Company's common stock. The purchases were reported as soon as the omissions were discovered; for Mr. Firestone on September 27, 2001 and for Mr. Machon on January 10, 2002.

PROPOSAL 2 -- ELECTION OF INDEPENDENT AUDITORS

The Board of Directors recommends that PricewaterhouseCoopers LLP (PWC), independent certified public accountants, be elected independent auditors of the Company for 2002. The recommendation is made on the advice of the Audit Committee composed of non-employee directors (see page 5). PWC is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Representatives of the firm are expected to be at the meeting to respond to appropriate questions and to make a statement, if they wish.

Fees Billed by PWC

Audit Fees

The aggregate PWC fees for audit services for the year ended December 31, 2001, including for reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for such year, were $10.4 million. Additionally, fees of $21.2 million were incurred related to the reaudit of the financial statements for the years ended December 31, 1999 and 2000. As of December 31, 2001, $2.9 million of the total fees for audit services had been billed.

Financial Information Systems Design And Implementation Fees

The aggregate fees billed by PWC for services related to financial information systems design and implementation for the year ended December 31, 2001, were $19.6 million.

All Other Fees

Aggregate fees billed for all other services rendered by PWC for the year ended December 31, 2001 were $20.4 million. The services included fees arising from the engagement of PWC by Akin, Gump, Strauss, Hauer & Feld and Paul, Weiss, Rifkind, Wharton & Garrison and Skadden, Arps, Slate, Meagher & Flom, respectively, in connection with the independent investigations on behalf of the Audit Committee with respect to accounting matters conducted during 2001. In addition, the fees included services to the Company in connection with the non-public investigation by the Division of Enforcement of the SEC into accounting matters and the review by the Division of Corporation Finance and the Office of Chief Accountant of the SEC concerning our method of accounting for sales-type leases. The fees also included certain statutory audits, services with respect to securities offerings, internal audit services (which have since been terminated), tax advisory services and advisory services with respect to process and control improvement.

The above fees for non-audit services include amounts billed during 2001 prior to PWC's appointment as the Company's independent auditors on October 4, 2001.

The Audit Committee has reviewed the above fees for non-audit services and believes such fees are compatible with the independent accountants' independence.

Change in the Company's Certifying Accountant.

On October 4, 2001, we ended the engagement of KPMG LLP and retained PricewaterhouseCoopers LLP as our independent auditors. At that time, we filed a Current Report on Form 8-K dated September 28, 2001. The text of the Form 8-K Report that we filed is as follows:

"On October 4, 2001, Xerox Corporation ("Company") determined to change the Company's independent accountants, and, accordingly, ended the engagement of KPMG LLP ("KPMG") in that role and retained PricewaterhouseCoopers LLP as its independent accountants for the fiscal year ending December 31, 2001. The Audit Committee of the Board of Directors (the "Audit Committee") and the Board of Directors of the Company approved the decision to change independent accountants.

The reports of KPMG on the financial statements of the Company for each of the fiscal years ended December 31, 2000 and December 31, 1999 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Except to the extent discussed below, for the fiscal years ended December 31, 2000 and December 31, 1999 and through the date of the 8-K, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of such disagreement in its reports on the financial statements for such fiscal years. Nor, except to the extent discussed below, were there any reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K for the fiscal years ended December 31, 2000 and December 31, 1999 and through the date of the 8-K. With respect to the matters discussed below, the Audit Committee discussed them with KPMG and authorized KPMG to respond fully to inquiries of PWC concerning them.

In March 2001, KPMG informed management and the Audit Committee that it wished to expand significantly the scope of its audit work in connection with the audit of the Company's 2000 financial statements. KPMG proposed that certain additional procedures be performed, including that the Audit Committee appoint Special Counsel to conduct an inquiry into certain issues, which procedures were performed in March, April and May, 2001.

While the expanded procedures were being performed, KPMG informed the Audit Committee and management that KPMG was unwilling to rely on representations by two employees in one of the Company's geographic operating units. Management removed those employees from responsibility in connection with the Company's system of financial reporting.

As a result of observations during its 2000 audit, and other information discussed with the Audit Committee, KPMG reported certain material weaknesses in the Company's internal control systems and made recommendations concerning certain components of the Company's business:

o KPMG emphasized the importance for internal control of the tone set by the Company's top management. KPMG noted that, as a result of its audit and information reported by Special Counsel, it believed there was evidence that management was not successful in setting the appropriate tone with respect to financial reporting. It recommended that the Company take steps to remediate appropriately those issues. Certain personnel changes were made based in part on KPMG views offered to the Audit Committee and management.

o Customer Business Operations in the Company's North American Solutions Group. KPMG noted issues with regard to CBO's ability to bill customers accurately for services, and noted that difficulties in that area had resulted in unfavorable billing adjustments during 2000. Although KPMG recognized that the Company had initiated several steps to address this issue, it concluded that it remained unclear when those changes would result in sustained improvement in reducing non-cash resolution adjustments of billing differences. It acknowledged that this weakness did not suggest that the net trade receivable account balance is unreasonably stated at December 31, 2000, but that proper reporting required extensive evaluation of billing adjustments during the fourth quarter. KPMG suggested various business and operational changes to address this issue.

o Communication of Accounting and Control Policies. KPMG noted that policy documents need to be updated, among other things to address issues identified by the Company's worldwide audit function, Special Counsel and KPMG, and recommended that the Company also provide increased formal training to ensure that its personnel understand the accounting and control guidance in its policies.

o Consolidation and Corporate-Level Entries. KPMG observed that the Company's quarterly consolidation process is manually intensive, requiring numerous adjustments at corporate financial reporting levels. It recommended that the Company's Consolidated Financial Information System be augmented to enhance the monitoring and review of corporate-level and manual entries, and further that the Company ensure adequate segregation of duties in the preparation and approval of such entries.

o Appropriateness of the Concessionaire Business Model in Latin American Countries. KPMG noted that during 2000, analysis by the Company's worldwide audit function indicated that certain issues existed with respect to this business model, including that certain concessionaires may lack economic substance independent of the Company, and that certain business practices involving concessionaires resulted in allowances with respect to receivables in 2000. KPMG suggested periodic assessment of the financial position of prospective and existing concessionaires, and that the Company monitor its business relationship with them to ensure that they are substantive independent distributors of the Company's products.

In addition to those items, KPMG noted that organizational changes, including the Company's Turnaround Program and associated reductions in headcount, had and would continue to stress the Company's internal control structure. KPMG recommended that the Company take steps to ensure that issues likely to impact the control environment receive appropriate management attention. KPMG also recommended improved balance sheet account reconciliation and analysis on a global basis, in particular with respect to intercompany balances.

The foregoing matters were considered by KPMG in connection with their 2000 audit and did not result in any adverse opinion or disclaimer of opinion or any qualification or modification as to uncertainty, audit scope or accounting principles. KPMG's auditor's report dated May 30, 2001 contained a separate paragraph stating that the Company's 1999 and 1998 consolidated financial statements had been restated.

The Company commenced actions in fiscal 2000 and expanded actions in fiscal 2001 which, collectively, it believes have effectively addressed the above-discussed matters.

The Company has provided KPMG a copy of the 8-K and requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein." A copy of such letter, dated October 4, 2001, was filed as an Exhibit to the 8-K.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under "Committee Functions, Membership and Meetings" on page 4.

Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

Consistent with the foregoing the Audit Committee:

o Reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2001 and the restated financial statements for the two years ended December 31, 2000 with the management of the Company and PWC including the Company's key accounting policies and use of estimates;

o Discussed with PWC the matters required to be discussed by relevant AICPA guidance in Statements on Auditing Standards (Communication With Audit Committees); and

o Received and reviewed the written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and discussed with PWC that firms independence.

o In the second quarter 2001, engaged the law firm of Paul, Weiss, Rifkind, Wharton & Garrison as Special Counsel to conduct an independent review of the Company's accounting policies and practices.

o Conducted periodic reviews of progress to implement recommendations received from Special Counsel and to address the issues raised by KPMG in connection with its 2000 audit described above.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing by the Company with the SEC.



                                                 Thomas C. Theobald, Chairman
                                                 Antonia Ax:son Johnson
                                                 Hilmar Kopper
                                                 N. J. Nicholas
                                                 John E. Pepper
                                                 Martha R. Seger

PROPOSAL 3 -- SHAREHOLDER APPROVAL OF INCREASE IN AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY

On June 26, 2002, the Board of Directors recommended that action be taken by shareholders to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $1 par value, from 1,050,000,000 to 1,750,000,000 shares. As of June 26, 2002 there were
727,678,553 shares issued and outstanding, and 133,769,577 were reserved for issuance in connection with (i) conversion of notes due in 2014, (ii) exchange of non-voting exchangeable Class B shares of Xerox of Canada, Inc. (XCI), (iii) equity for debt exchanges, (iv) conversion of convertible subordinated debentures due 2018, and (v) 7 1/2% Convertible Junior Subordinated Debentures due 2021. In addition, as of June 26, 2002 there were 164,601,469 shares reserved for issuance in connection with the following equity based compensation plans: (i) employee's stock option and similar plans, (ii) upon exercise of Rights under Executive Rights Plans of affiliated companies, (iii) conversion of Series B Convertible Preferred Stock held by the Xerox Employee Stock Ownership Plan and (iv) Non-Employee Director Stock Option. Thus, as of June 26, 2002 the maximum number of unreserved shares which may be issued was 23,950,401.

Adoption of the proposed amendment would provide 750,000,000 additional shares for future issuance. Although these additional unreserved shares would provide future flexibility, there are no specific present plans or proposed transactions for their use.

The holders of the Company's Common Stock have no preemptive rights as to additional issues of Common Stock or securities convertible into or entitling the holder to purchase Common Stock.

The additional shares of Common Stock sought by the amendment will be available for issuance without further action by shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may then be listed. The New York Stock Exchange currently requires specific shareholder approval as a prerequisite to listing shares in several instances, including an acquisition transaction where the present or potential issuance of shares could result in an increase of 20% or more in the number of shares of Common Stock outstanding.

The Board of Directors is of the opinion that the proposed increase in the number of authorized shares of Common Stock is in the best interest of the Company and its shareholders. The Board of Directors believes that the Company should have sufficient authorized but unissued shares for issuance in order to access the capital markets by offering shares of Common Stock or other securities exchangeable or convertible into shares of Common Stock for cash. Although no specific transactions have been arranged, management intends to access the capital markets opportunistically and as soon as practicable for the purpose of funding debt maturities. In addition the Board believes that the Company should have sufficient but unissued shares for issuance in connection with equity for debt exchanges, implementation of employee benefit plans, mergers and acquisitions, stock splits and stock dividends, and other proper business purposes. In many such situations prompt action may be required which would not permit seeking shareholder approval to authorize additional shares for the specific transaction on a timely basis. The Board of Directors believes that it is important to have the flexibility to act promptly in the best interests of shareholders.

Although the purpose of seeking an increase in the number of authorized shares of Common Stock is not intended for anti-takeover purposes, SEC rules require disclosure of charter and by-law provisions that could have an anti-takeover effect. These include: (i) Board authority under its Certificate of Incorporation to issue one or more series of preferred stock up to a maximum of approximately 12 million shares presently available; (ii) under the By-Laws a special meeting of shareholders may only be called by the Chairman of the Board or the Board of

Directors; (iii) the Series B Convertible Preferred Stock, which votes with the Common Stock and represents approximately 6% of the entire voting stock of the Company, is held by the Xerox Employee Stock Ownership Plan and the trustee for said Plan votes all such shares in all matters as directed by the employees of the Company on whose behalf such shares are held by the trustee; and (iv) a shareholder rights plan under the Rights Agreement, dated as of April 7, 1997, between Xerox and BankBoston, N.A., as amended, (rights agreement) which could have a deterrent effect against a takeover of the Company. Each new share of Common Stock authorized under the proposal will represent one-half of a purchase right under the rights agreement which will trade automatically with the Common Stock and become exercisable only upon the occurrence of certain events which are fully described in the rights agreement.

It is proposed to amend the lead-in paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Company to read as follows to effect the increase in authorized shares of Common Stock.

"FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 1,750,000,000 shares of Common Stock, of the par value of $1.00 each (hereinafter referred to as "Common Stock") and 22,543,067 shares of Cumulative Preferred Stock, of the par value of $1.00 each (hereinafter referred to as "Cumulative Preferred Stock")."

To be adopted, the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock must be approved by the holders of a majority of all shares of Common Stock and Series B Convertible Preferred Stock outstanding on July 15, 2002.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT.

OTHER MATTERS

Other Actions at Meeting

The Board of Directors does not intend to present any other matters at this meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Information About this Solicitation of Proxies

In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies without extra remuneration. We also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such person for the cost of forwarding the material. We have engaged D.F. King & Co., Inc. to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay D.F. King & Co., Inc. a fee of $10,000 plus reimbursement of out-of-pocket expenses for this service. We will bear the cost of all proxy solicitation.

Confidential Voting

As a matter of policy, we keep confidential proxies, ballots and voting tabulations that identify individual shareholders. Such documents are available for examination only by the inspector of election and certain of our employees and our transfer agent who are associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except in a contested proxy solicitation or as may be necessary to meet legal requirements.


Multiple Shareholders Having the Same Address

If you and other residents at your mailing address own shares of Common Stock through a broker, you may have received a notice from the broker notifying you that your household will be sent only one Annual Report and Proxy Statement. If you did not return the "opt-out" card attached to such notice you were deemed to have consented to such process. The broker or other holder of record will send at least one copy of the Annual Report and Proxy Statement to your address. You may revoke your consent at any time upon written request with your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717. The revocation will be effective 30 days following its receipt. In any event, the Company will send a copy of the Annual Report and Proxy Statement to you if you address your written request to Xerox Corporation,

Shareholder Services, P.O. Box 1600, Stamford, CT 06904 or call Shareholder Services at (203) 968-3034. If you are receiving multiple copies of annual reports and proxy statements at your address and would like to receive only one copy in your household, please contact us at the foregoing address and telephone number.


Availability of Additional Information


Copies of the 2001 annual report of the Company have been distributed to shareholders (unless you have consented to electronic delivery). Additional copies and additional information, including the annual report (Form 10-K) filed with the SEC and the consolidated statistical data contained in the EEO-1 annual report to the U.S. Equal Employment Opportunity Commission are available without charge from Investor Relations, Xerox Corporation, P.O. Box 1600, Stamford, Connecticut 06904. The annual report, proxy statement and Form 10-K are also available on the Company's website at www.xerox.com/investor.


REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS


Shareholder Proposals for 2003 Meeting


We expect to hold our 2003 Annual Meeting during the second half of May and to issue our proxy statement for that meeting during the first half of April.


Under the SEC proxy rules if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2003 Annual Meeting of Shareholders, the proposal must be received by us at P.O. Box 1600, Stamford, Connecticut 06904, Attention: Secretary-no later than December 13, 2002.


Under our By-Laws any shareholder wishing to make a nomination for director, or wishing to introduce any business, at the 2003 Annual Meeting of Shareholders must give the Company advance notice as described in the By-Laws. To be timely, we must receive your notice for the 2003 Annual Meeting at our offices mentioned above no earlier than November 13, 2002 or later than December 13, 2002. Nominations for director must be accompanied by written consent to being named in the proxy statement as a nominee and to serving as director if elected.


Recommendations to Nominating Committee of Director Candidates


Shareholders who wish to recommend individuals for consideration by the Nominating Committee may do so by submitting a written recommendation to the Secretary of the Company, P.O. Box 1600, Stamford, Connecticut 06904. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and board memberships (if any), for the committee to consider. The submission must be accompanied by a written consent by the nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Recommendations received by December 31, 2002 will be considered for nomination at the 2003 Annual Meeting of Shareholders. Recommendations received after December 31, 2002 will be considered for nomination at the 2004 Annual Meeting of Shareholders.


By Order of the Board of Directors,



Leslie F. Varon
Secretary
July x, 2002

                                                                      2980-PS-02

                                XEROX CORPORATION
                       ELECTION TO OBTAIN PROXY MATERIALS
                        ELECTRONICALLY INSTEAD OF BY MAIL

     Xerox Corporation shareholders may elect to receive the Company's future annual reports and proxy statements and to vote their shares through the Internet instead of receiving copies through the mail: Xerox is offering this service to provide added convenience to its shareholders and to reduce annual report printing and mailing costs.

     To take advantage of this option, shareholders must subscribe to one of the various commercial services that offer access to the Internet World Wide Web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the shareholder.

     To elect this option, go to website http://www.econsent.com/xrx. Shareholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the Internet.

     If you consent to receive the Company's future proxy materials electronically, your consent will remain in effect unless it is withdrawn by calling, writing, or e-mailing our Transfer Agent, EquiServe Trust Company, N.A., at: 1-800-828-6396; P.O. Box 43010: Providence, RI
     02940-3010; http://www.equiserve.com. Also, if while this consent is in effect you decide you would like to receive a hard copy of the proxy materials, you may call, write or e-mail our Transfer Agent.


   YOU MAY ACCESS THE XEROX CORPORATION ANNUAL REPORT AND PROXY STATEMENT AT:
                          http://www.xerox.com/investor


   IF YOU VOTE BY PHONE OR INTERNET. PLEASE DO NOT MAIL BACK YOUR PROXY CARD.
                            DETACH HERE IF MAILING.



                        VOTING INSTRUCTION AND PROXY CARD

                                XEROX CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                      10:00 A.M. TUESDAY, September 9, 2002
                             SHERATON STAMFORD HOTEL
                    2701 SUMMER STREET, STAMFORD, CONNECTICUT

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        FROM SHAREHOLDERS OF COMMON STOCK

     The undersigned appoints VERNON E. JORDAN, JR., RALPH S. LARSEN AND ANNE M. MULCAHY, and each of them (or, if more than one are present, a majority of those present), as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the above annual meeting and at all adjournments thereof, (a) in accordance with the following ballot, and (b) in accordance with their best judgment in connection with such other business as may come before the meeting.


           NOTICE TO PARTICIPANTS IN THE EMPLOYEE STOCK OWNERSHIP PLAN

     This card also constitutes voting instructions for participants in the Xerox Corporation Employee Stock Ownership Plan. A Participant who signs below hereby instructs State Street Bank & Trust Company, Trustee, to vote the shares of stock allocated to his or her Stock Account and a proportion of the shares held in the ESOP Trust which have not yet been allocated, as well as shares for which no instructions have been received in accordance with the following direction.



-----------                                                         -----------
SEE REVERSE   IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE    SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                         -----------

XEROX CORPORATION
c/o EquiServe
P.O. Box 43068
Providence, RI 02940-3068



NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

   Your telephone or Internet vote authorizes the named proxies or Trustee to vote your shares in the same manner as if YOU marked, signed, and returned your card. To vote by phone or Internet, read the accompanying proxy statement and ballot and then follow these easy steps:


----------------------
  Vote by Telephone
----------------------
It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone

Follow these four easy steps:

--------------------------------------------------------------------------------
1.   Read the accompanying Proxy Statement and Proxy Card.

2.   Call the toll-free number
     1-877-PRX-VOTE (1-877-779-8683). For shareholders residing outside the United States, call collect on a touch-tone phone 1-201-536-8073. There is NO CHARGE for this call.

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the recorded instructions.
--------------------------------------------------------------------------------

Your vote is important!
Call 1-877-PRX-VOTE anytime!


----------------------
  Vote by Internet
----------------------
It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

--------------------------------------------------------------------------------
1.   Read the accompanying Proxy Statement and Proxy Card.

2.   Go to the Website
     http://www.eproxyvote.com/xrx

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the instructions provided.
--------------------------------------------------------------------------------

Your vote is important!
Go to http://www.eproxyvote.com/xrx anytime!


    Do not return your Proxy Card if you are voting by telephone or Internet


                    RECEIVE FUTURE MATERIALS VIA THE INTERNET

          You may elect to receive future proxy and other materials over the Internet if you have an e-mail account and access to the Internet. To take advantage of this offer, please access http://www.econsent.com/xrx and then simply follow the instructions.

                             YOUR VOTE IS IMPORTANT!

   IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL BACK YOUR PROXY CARD.
                             DETACH HERE IF MAILING

[X]   Please mark
      votes as in
      this example.

Unless marked otherwise, this voting instruction and proxy card will be voted FOR the election of Directors, FOR the election of independent auditors and FOR approval of an increase in Authorized Shares of Common Stock.



1.   Election of Directors nominated by the Board (Pages X to X)
Nominees: (01) Antonia Ax:son Johnson, (02) Vernon E. Jordan, Jr.,
(03) Yotaro Kobayashi, (04) Hilmar Kopper, (05) Ralph S. Larsen,
(06) Anne M. Mulcahy, (07) N.J. Nicholas, Jr., (08) John E. Pepper.


   FOR                          WITHHELD
   ALL     [ ]             [ ]  FROM ALL
 NOMINEES                       NOMINEES

[ ]
   --------------------------------------
   For all nominees except as noted above


                                             FOR       AGAINST        ABSTAIN

2.   Election of Independent Auditors.       [ ]         [ ]            [ ]



3.   Approval of an Increase in Authorized   [ ]         [ ]            [ ]
     Shares of Common Stock


I PLAN TO ATTEND THE ANNUAL MEETING                                     [ ]
    (A ticket will be sent to you.)


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                           [ ]

PLEASE SIGN AS IMPRINTED HEREON AND RETURN PROMPTLY. WHEN SIGNING
IN A REPRESENTATIVE CAPACITY, PLEASE PROVIDE TITLE.



Signature:                                  Date:
           -------------------------------       ---------------


Signature:                                  Date:
           -------------------------------       ---------------